EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A-2 of our report dated August 8, 2017, relating to the financial statements of New Leap Inc. as of June 30, 2017 and for the period from June 1, 2017 (inception) through June 30, 2017 and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC

Lakewood, Colorado

October 10, 2017